August 24, 2004

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:	Longview, Washington

Contact:	R. H. Wollenberg
		President and Chief Executive Officer
		Phone:  (360) 425-1550


                LONGVIEW FIBRE COMPANY REPORTS IMPROVED
                    THIRD QUARTER FINANCIAL RESULTS

     LONGVIEW, Wash., August 24, 2004 - Longview Fibre Company (NYSE:LFB) today announced net income of $7.9 million, or $0.15 per share, for its third fiscal quarter ended July 31, 2004, compared with a net loss of $177,000, or $0.00 per share, for the third quarter of fiscal 2003. Net sales increased
13.5 percent, to $220.5 million, in the quarter ended July 31, 2004, compared with $194.3 million for the same period last year.
     R. H. Wollenberg, Chairman, President and Chief Executive Officer, said, "Our third quarter results reflect strengthening in demand in each of our operating segments and improved operating efficiency in each of our segments compared to last year's third quarter.
     "Demand and pricing for logs and lumber reflected a strong U.S. housing market and, although our log harvest plan calls for a sequential reduction in our timber harvest in the fourth quarter, we should continue to benefit from the strong pricing environment. The housing market is also buoying demand for many of our specialty paper grades used in construction materials. In our converted products segment, the Northwest has experienced an early and bountiful fruit-growing season that is already beginning to project into increased seasonal demand for our fourth fiscal quarter. Our order backlog reflects these healthy demand dynamics heading into what is typically our strongest fiscal quarter. The pricing outlook is more favorable than it has been in several years, with additional box and kraft paper price increases scheduled to take effect in August and September, following the price recovery that began in the third quarter."
     Mr. Wollenberg concluded, "Each of our operating segments appears poised for a strong fourth quarter."

Third Quarter Fiscal 2004 Compared with the Third Quarter Fiscal 2003

     Timber segment sales in the third quarter increased 35.9 percent, to $54.4 million from $40.1 million, and operating profit grew 67.4 percent, to $24.9 million from $14.9 million, compared with the same period last year. Log sales increased 35.0 percent on a 17.5 percent volume increase, coupled with a 15.0 percent increase in average log prices. Domestic log volume increased 24.4 percent to 55.3 million board feet, while average prices increased 20.5 percent compared to the third quarter of fiscal 2003 and 4.0 percent sequentially. Export log sales increased 7.9 percent as average prices increased 8.4 percent, partially offset by a 0.4 percent decrease in volume, compared to the third quarter of fiscal 2003. Log volume reflected strong demand and favorable summer harvest conditions. The company's log harvest plan anticipates a fourth quarter timber sale of between 55 and 60 million board feet and continued improvement in pricing. Lumber sales continued to benefit from the strong U.S. housing market, increasing 39.0 percent on a 43.5 percent increase in average lumber prices. The price improvement was partially offset by a 3.3 percent decrease in volume due to production curtailment caused by capital improvement projects during the third quarter.
     In the company's paper and paperboard segment, strengthening demand resulted in a 20.1 percent sales increase over last year's third quarter, to $63.9 million from $53.2 million. Volume increased 26.6 percent. The increased volume resulted in an 83 percent utilization rate at the company's Longview mill, helping the segment cut its third quarter operating loss in half, to $1.4 million, compared with an operating loss of $3.0 million for the same period last year. In last year's third quarter, the Longview mill operated at 68 percent utilization.
     The company expects a utilization rate of approximately 85 to 90 percent in the fourth quarter of fiscal 2004, which ends October 31, based on anticipated continued strengthening of cyclical demand coupled with strong seasonal demand.
     Paper sales in the third quarter increased 10.6 percent to $51.2 million from $46.3 million in the prior year period. Paper volume increased
11.9 percent, partially offset by a 1.2 percent price decline from the third quarter of 2003. Domestic paper sales increased 13.6 percent over last year's third quarter on a 15.1 percent increase in volume, partially offset by 1.2 percent lower average prices. Sequentially, domestic paper prices improved 5.3 percent, reflecting price increases that were implemented in the third fiscal quarter. Export paper sales declined 1.2 percent on a 3.3 percent decrease in average price partially offset by a 1.7 percent increase in volume.
     Paperboard sales in the third quarter increased 83.3 percent, to $12.7 million from $6.9 million in the prior year period. Domestic paperboard sales increased 83.0 percent over the third quarter of fiscal 2003 as volume increased 98.9 percent, partially offset by a 9.3 percent decline in average prices due in part to product mix. Export paperboard sales grew 83.6 percent on 75.4 percent higher volume, coupled with a 4.7 percent increase in average price.
     Although paper and paperboard each had modest price declines year over year, they showed sequential price improvements of 4.4 percent and 2.4 percent, respectively, compared with second fiscal quarter 2004.
     The company's converted products segment recorded a sales increase of
1.1 percent from the third quarter of fiscal 2003, to $102.1 million from $101.0 million, reflecting a 1.0 percent volume increase. Pricing improved
2.1 percent sequentially from second fiscal quarter 2004, partially reversing the price erosion experienced during the prior three quarters. The segment reported an operating loss of $2.3 million in the third quarter of fiscal 2004, compared with an operating loss of $1.5 million for the same period last year, primarily due to higher cost of linerboard.
     Cash provided by operations totaled $18.4 million during the third quarter. Capital expenditures totaled $17.2 million, including $14.8 million in plant and equipment additions and $2.4 million in timber and timberland purchases. The company also used approximately $3.0 million of its quarterly cash flow to reduce borrowed debt during the third quarter, bringing the balance to approximately $495.1 million, $30.8 million below the balance one year ago.

Investor Conference Call

     The company will host a conference call Tuesday, August 24, 2004 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Interested investors can access the conference call by dialing 800-510-0219 within the U.S. and Canada, or 617-614-3451 from other locations, passcode 45731910. A telephone replay of the conference call will be available until midnight August 31, 2004 and can be accessed from the United States and Canada at 888-286-8010, and 617-801-6888 from other locations; passcode 61301953. This call is being webcast by CCBN and can be accessed at Longview Fibre's Web site at www.longviewfibre.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

About Longview Fibre Company

     Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 584,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 17 converting plants in 12 states; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; dimension and specialty lumber; and paper bags. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.

Forward-Looking Statements

     This press release contains forward-looking statements, including statements concerning our anticipated timber harvest levels; anticipated pricing and market conditions for the company's products; anticipated results for the last quarter of the company's fiscal year ending October 31, 2004; and capacity utilization. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products; weather and other factors that could affect harvest levels; changes in product and energy prices; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company's business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change.

                       (Financial Tables Follow)


Consolidated Statement of Income (Unaudited)

                                           THREE MONTHS      NINE MONTHS
                                          ENDED JULY 31     ENDED JULY 31
(thousands except per share)                2004     2003     2004      2003
Net sales                               $220,486 $194,265 $603,796  $565,509
Cost of products sold, including outward
 freight                                 178,457  165,164  508,244   482,067
Gross profit                              42,029   29,101   95,552    83,442
Selling, administrative and general
 expenses                                 20,848   18,672   61,159    53,297
Operating profit                          21,181   10,429   34,393    30,145
Interest income                               48      119      127       272
Interest expense                          (9,201) (11,062) (28,176)  (32,940)
Miscellaneous                                520      233      908     5,269
Income (loss) before income taxes         12,548     (281)   7,252     2,746
Provision (benefit) for taxes on income    4,643     (104)   2,683     1,016

Net income (loss)                       $  7,905 $   (177)$  4,569  $  1,730
  Per share                             $   0.15 $      - $   0.09  $   0.03
Dividend paid per share                 $      - $   0.02 $      -  $   0.04
Average shares outstanding                51,077   51,077   51,077    51,077
Net income (loss) - % of net sales           3.6     (0.1)     0.8       0.3



Segment and Other Information (Unaudited)

                               THREE MONTHS               NINE MONTHS
                              ENDED JULY 31              ENDED JULY 31
                                               %                           %
(thousands)                 2004     2003 CHANGE      2004      2003  CHANGE
Net sales:
  Timber                $ 54,446 $ 40,066  +35.9  $150,329  $120,880   +24.4
  Paper and paperboard    63,949   53,237  +20.1   160,720   148,773   + 8.0
  Converted products     102,091  100,962  + 1.1   292,747   295,856   - 1.1
                        $220,486 $194,265  +13.5  $603,796  $565,509   + 6.8

Operating profit (loss):
  Timber                $ 24,911 $ 14,882  +67.4  $ 70,443  $ 48,083   +46.5
  Paper and paperboard    (1,382)  (2,950)     -   (19,021)   (9,586)      -
  Converted products      (2,348)  (1,503)     -   (17,029)   (8,352)      -
                        $ 21,181 $ 10,429 +103.1  $ 34,393  $ 30,145  + 14.1
Sales:
  Logs, thousands of
   board feet             72,373   61,612  +17.5   207,097   192,118   + 7.8
  Lumber, thousands of
   board feet             25,574   26,443  - 3.3    81,203    69,933   +16.1
  Paper, tons             83,839   74,918  +11.9   218,720   211,226   + 3.5
  Paperboard, tons        35,583   19,379  +83.6    87,260    62,201   +40.3
  Converted products,
   tons                  125,813  124,586  + 1.0   364,490   367,102   - 0.7
  Logs, $/thousand
   board feet           $    582 $    506  +15.0  $    565  $    510   +10.8
  Lumber, $/thousand
   board feet                482      336  +43.5       411       327   +25.7
  Paper, $/ton FOB mill
   equivalent                572      579  - 1.2       558       567   - 1.6
  Paperboard, $/ton FOB
   mill equivalent           345      347  - 0.6       341       343   - 0.6
  Converted products,
   $/ton                     812      811  + 0.1       803       806   - 0.4


Consolidated Statement of Cash Flows (Unaudited)

                                           THREE MONTHS       NINE MONTHS
                                          ENDED JULY 31      ENDED JULY 31
(thousands except per share)                2004     2003      2004     2003
Cash provided by (used for) operations:
Net income (loss)                       $  7,905 $   (177) $  4,569 $  1,730
Charges to income not requiring cash:
 Depreciation                             17,587   17,793    53,233   52,670
 Depletion and amortization                2,693    1,639     6,215    4,972
 Deferred taxes - net                      4,518     (101)    2,611      988
 (Gain) loss on disposition of capital
  assets                                     502      164       547   (2,860)

Change in:
 Accounts and notes receivable - net      (5,572)  (4,967)   (1,244)  11,073
 Taxes on income, refundable                   -        -         -    2,293
 Inventories                              (8,269)   4,782    (9,518)   8,695
 Other                                      (947)   4,913      (564)  (1,734)
 Pension and other noncurrent assets      (1,488)  (7,306)    2,518   (8,940)
 Accounts, payrolls and other taxes
  payable                                  1,278   (1,635)    5,568    2,497
 Other noncurrent liabilities                169    2,930     2,297    3,588
Cash provided by operations               18,376   18,035    66,232   74,972

Cash provided by (used for) investing:
Additions to:  Plant and equipment       (14,810)  (6,654)  (31,025) (25,745)
               Timber and timberlands     (2,426)  (1,897)  (23,619)  (4,069)
Proceeds from sale of capital assets         754      194     1,047    8,189
Cash used for investing                  (16,482)  (8,357)  (53,597) (21,625)

Cash provided by (used for) financing:
Long-term debt                            (2,952) (34,952)   21,144  (72,257)
Short-term borrowings                          -   23,000   (33,000)  24,000
Payable to bank resulting from checks
 in transit                                1,144    4,109    (2,425)   2,672
Accounts payable for construction            (86)    (814)    1,646   (5,719)
Cash dividends                                 -   (1,021)        -   (2,043)
Cash used for financing                   (1,894)  (9,678)  (12,635) (53,347)

Change in cash position                        -        -         -        -
Cash position, beginning of period             -        -         -        -
Cash position, end of period            $      - $      -  $      - $      -


Consolidated Balance Sheet (Unaudited)

                                                July 31    Oct. 31    July 31
(thousands)                                        2004       2003       2003
Assets
Current assets:
Accounts and notes receivable                $  100,998 $   99,754 $   90,857
 Allowance for doubtful accounts                  1,350      1,350      1,350
Inventories                                      74,866     65,348     62,894
Other                                             7,673      7,109      9,192
          Total current assets                  182,187    170,861    161,593
Capital assets:
Buildings, machinery and equipment at cost    1,837,752  1,815,959  1,832,788
 Accumulated depreciation                     1,139,783  1,094,266  1,095,882
  Costs to be depreciated in future years       697,969    721,693    736,906
Plant sites at cost                               3,549      3,549      3,524
                                                701,518    725,242    740,430
Timber at cost less depletion                   198,331    185,216    187,114
Roads at cost less amortization                   8,374      8,481      8,353
Timberland at cost                               24,486     20,168     20,239
                                                231,191    213,865    215,706
          Total capital assets                  932,709    939,107    956,136
Pension and other assets                        142,918    145,436    143,786
                                             $1,257,814 $1,255,404 $1,261,515

Liabilities and Shareholders' Equity
Current liabilities:
Payable to bank due to checks in transit     $    8,765 $   11,190 $   10,136
Accounts payable                                 56,378     53,132     45,168
Short-term borrowings                            11,000     44,000     26,000
Payrolls payable                                 16,040     13,465     14,571
Other taxes payable                               9,858      8,465      9,979
Current installments of long-term debt           30,000          -     20,000
          Total current liabilities             132,041    130,252    125,854
Long-term debt                                  452,819    463,003    478,898
Deferred taxes - net                            198,021    195,410    192,730
Other liabilities                                38,057     34,432     35,350
Shareholders' equity:
Common stock (51,076,567 shares)                 76,615     76,615     76,615
Additional paid-in capital                        3,306      3,306      3,306
Retained earnings                               356,955    352,386    348,762
         Total shareholders' equity             436,876    432,307    428,683
                                             $1,257,814 $1,255,404 $1,261,515